Exhibit 99.1

WASTE CONNECTIONS STATEMENT ON PASSING OF BOARD MEMBER, ROBERT H. DAVIS

TORONTO, ONTARIO, April 8, 2019 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) issued the following statement on the death of Mr. Robert H. Davis, a member of the Company’s board of directors, who passed away on April 6.

“We are deeply saddened by Bob’s passing and, on behalf of the entire Waste Connections team, we extend our deepest sympathies to his family and friends,” said Worthing F. Jackman, President. “Bob was a truly remarkable individual and he will be greatly missed by all those who had the pleasure to know him.”

Mr. Davis served on the Company’s board of directors since 2001.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 41 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

CONTACT:

Mary Anne Whitney / (832) 442-2253

maryannew@wasteconnections.com